Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fifth Amended and Restated 2005 Stock Option and Incentive Plan of SL Green Realty Corp. of our reports dated February 18, 2022, with respect to the consolidated financial statements and schedule of SL Green Realty Corp. and the effectiveness of internal control over financial reporting of SL Green Realty Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 17, 2022